UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 12, 2020

SUPER MICRO COMPUTER, INC.
(Exact name of registrant specified in its charter)

Delaware	001-33383	77-0353939
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
980 Rock Avenue, San Jose, California 95131
(Address of principal executive offices, including Zip Code)
Registrant’s telephone, including area code: (408) 503-8000
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	SMCI	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On May 12, 2020, Super Micro Computer, Inc., a Delaware corporation (the “Company”), entered into the Third Amendment to Loan and Security Agreement (the “Third Amendment”), which further amends the Loan and Security Agreement dated as of April 19, 2018 (as amended, restated, amended or restated, extended, supplemented, or otherwise modified from time to time, the “Loan Agreement”), among the Company, Super Micro Computer B.V., a private limited liability company formed under the laws of the Netherlands (together with the Company, individually, a “Borrower” and collectively, the “Borrowers”), the financial institutions party to the Loan Agreement from time to time as Lenders and Bank of America, N.A., as administrative agent for the Lenders. Capitalized terms used herein but not otherwise defined have the meanings ascribed to them in the Loan Agreement.

The Third Amendment amends the Loan Agreement to, among other things:

a.	extend the maturity date from June 30, 2020 to June 30, 2021;

b.	release the real property collateral securing the obligations thereunder;

c.
increase the cap on the inventory component to the borrowing base formula from $100 million to an amount equal to 60% of the aggregate revolver commitments (currently $250 million, resulting in a $150 million cap);

d.	change the testing period for the fixed charge coverage ratio financial covenant from monthly to quarterly;

e.
modify the payment conditions the Company must satisfy to make acquisitions, capital contributions, certain loans or dividends and other distributions, as well as repay indebtedness, by reducing the availability requirements thereof;

f.
permit (i) certain real estate financing transactions so long as the Company and its subsidiaries own at least $50 million of unencumbered real property after giving effect to such financing transactions and (ii) certain other debt incurred by subsidiaries that are not borrowers or guarantors under the Loan Agreement so long as, among other things, the total amount of debt incurred by the Company and its subsidiaries (including under the Loan Agreement) does not exceed a multiple of the Company’s EBITDA, determined over the immediately preceding twelve months;

g.
permit the Company and its subsidiaries to sell its real property or enter into sale and leaseback transactions with respect to its real property so long as after giving effect to any such sale or sale and leaseback transactions the Company and its subsidiaries own at least $50 million of unencumbered real property;

h.	provide that LIBOR cannot be less than 1% for purposes of determining interest rates;

i.	increase the unused line fee from 0.25% per annum to 0.375% per annum;

j.	eliminate the requirement to provide monthly financial reporting; and

k.	remove the provisions relating to the Company’s option to convert the Loan Agreement into a five-year credit facility upon the satisfaction of certain conditions.

In connection with the Third Amendment, the Company agreed to pay to the Lenders an aggregate fee equal to 0.25% of the aggregate revolver commitments.

The foregoing description of the Third Amendment does not purport to be complete and is qualified in its entirety by reference to the full and complete terms of the Third Amendment, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

10.1
Third Amendment to Loan and Security Agreement with Bank of America, N.A. dated May 12, 2020, by and among Super Micro Computer, Inc., the lenders party thereto and Bank of America, N.A., as administrative agent for the lenders.

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPER MICRO COMPUTER, INC.

Date: May 13, 2020	By:	/s/ Charles Liang
President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)